Exhibit 10.2

AMENDMENT NO. 1 TO PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO PROMISSORY NOTE (this “Agreement”), dated as of December 29, 2021 and effective as of December 29, 2021, by and between Keyarch Acquisition Corporation, a Cayman Islands exempted company with limited liability (the “Maker”), and Keyarch Global Sponsor Limited, a Cayman Islands limited liability company (the “Payee”).

WHEREAS, Maker executed and delivered a Promissory Note dated as of June 16, 2021 to Payee in the original principal amount of one hundred and fifty thousand dollars ($150,000) (the “Promissory Note”); and

WHEREAS, Maker and Payee desire to amend the Promissory Note as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the Maker and Payee hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Promissory Note.

2.	Paragraph 1 of the Promissory Note is hereby deleted in its entirety and replaced with the following:

Principal. The principal balance of this Note shall be payable by the Maker on the earlier of: (i) March 31, 2022 or (ii) the date on which Maker consummates an initial public offering of its securities (the “IPO”). The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

3.	Paragraph 3 of the Promissory Note is hereby deleted in its entirety and replaced with the following:

Drawdown Requests. Maker and Payee agree that Maker may request up to one hundred and fifty thousand U.S. dollars ($150,000) for costs reasonably related to Maker’s IPO. The principal of this Note may be drawn down from time to time prior to the earlier of: (i) March 31, 2022 or (ii) the date on which Maker consummates an initial public offering of its securities, upon written request from Maker to Payee (each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than One Thousand Dollars ($1,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than two (2) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is One Hundred and Fifty Thousand Dollars ($150,000). No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4.	Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Promissory Note shall remain in full force and effect.

5.	This Agreement shall be binding upon and inure to the benefit of the Maker and Payee and their respective successors and assigns.

6.	This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflict of law provisions thereof.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Agreement to be duly executed by the undersigned as of the day and year first above written.

Keyarch Acquisition Corporation
a Cayman Islands exempted company

By:	/s/ Fang Zheng
	Name:	Fang Zheng
	Title:	Chairman

Acknowledged and agreed:

Keyarch Global Sponsor Limited

A Cayman Islands limited liability company

By:	/s/ Fang Zheng
	Name:	Fang Zheng
	Title:	Director

[Signature Page to First Amendment to Promissory Note]